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                                                                          (D)(8)

        FIRST AMENDMENT TO FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

     THIS FIRST AMENDMENT, made as of this 29th day of April, 2008, between State Street Master Funds (the "Trust") on behalf of its State Street Limited Duration Bond Portfolio, State Street Institutional Short-Term Tax Exempt Bond Portfolio (formerly, State Street Institutional Tax Free Limited Duration Bond Portfolio) and State Street Tax Free Money Market Portfolio series (each, a "Portfolio"), and SSgA Funds Management, Inc. ("SSgA FM")

     WHEREAS, the Portfolio and SSgA FM have previously entered into a Fee Waiver and Expense Reimbursement Agreement dated February 7, 2007 and now wish to amend it by extending the date of the fee waiver period;

     WHEREAS, the parties have entered into an Investment Advisory Agreement with respect to each Portfolio (the "Advisory Agreement"); and

     WHEREAS, SSgA FM desires to reduce the investment advisory fee charged to each Portfolio described in the Advisory Agreement and/or reimburse certain operating expenses for each Portfolio to keep expenses at specified levels as set forth below.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Trust and SSgA FM agree as follows:

     1. For the period through April 30, 2009, SSgA FM agrees to waive fees payable to SSgA FM pursuant to the Advisory Agreement and/or reimburse operating expenses for each Portfolio in an amount sufficient to keep the total annual operating expenses (exclusive of interest, taxes and extraordinary expenses) for the Portfolio at 0.10%.

     2. SSgA FM understands and intends that each Portfolio, and any series of an investment company that investments substantially all of its investable assets in the Portfolio ("Feeder Fund"), will rely on this agreement in preparing and filing their respective registration statements on Form N-1A (including any amendments or supplements thereto) and in accruing the expenses of such Portfolio and any such Feeder Fund, as applicable, for purposes of calculating net asset value and otherwise, and expressly permits the Portfolio and any Feeder Fund to do so.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

STATE STREET MASTER FUNDS               SSGA FUNDS MANAGEMENT, INC.


By: /s/ Gary L. French                  By: /s/ James E. Ross
    ---------------------------------       ------------------------------------
Name: Gary L. French                    Name: James E. Ross
Title: Treasurer                        Title: President